UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 29, 2014

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-51689	88-0456274
(Commission File Number)	(I.R.S. Employer Identification No.)

1770 Ximeno Avenue, # 104
Long Beach, California	90804
(Address of Principal Executive Offices)	(Zip Code)

(949) 945-8069

(Telephone number, including area code)

Forward Looking Statements

This Form 8-K and other reports filed by Exobox Technologies Corp.  from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that is based upon beliefs of, and information currently available to Exobox Technologies Corp.’s management, as well as estimates and assumptions made by management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to us or our management, identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors  relating to industry, our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.  The following discussion should be read in conjunction with the periodic reports, including the  audited and unaudited consolidated financial statements therein,  of Exobox Technologies Corp. as filed with the Securities and Exchange Commission.

In this Form 8-K, references to “we,” “our,” “us,” or the “Company” refer to Exobox Technologies Corp. and its subsidiaries and controlled companies.

Item 1.01 Entry Into A Material Definitive Agreement

Reference is made to our Current Report on Form 8-K dated January 29, 2014 in which the Company announced the execution of an Agreement and Plan of Reorganization dated January 29, 2014, pursuant to which the Company had agreed to acquire all a majority (50.01%) of the equity interests in Cherubim Builders Group,  LLC ("CBG") from PDX Partners, Inc. for 40,000,000 post split shares of Common Stock of the Company (the "Common Stock") at the Closing of the Agreement, which is expected to take place on February 28, 2014.

On February 19, shortly after the filing of the Form 8-K disclosing the proposed transaction, the Company received a request for additional information regarding the proposed transaction from attorneys representing Zachary Tsambis, a purported shareholder of the Company, and other unnamed shareholders represented by him. The Board of Directors of the Company became aware that an individual by that name had made numerous postings on a message board regarding the Company sponsored by Investorshub. The Company believed that Mr. Tsambis intended to either personally utilize any information which might be provided to him, or selectively disseminate portions of that information to other participants of the message board.

The Company’s response to Mr. Tsambis, and his legal counsel, was that, pursuant to Regulation FD, it would be unable to disclose any material information to Mr. Tsambis unless that information was concurrently included in a Current Report on Form 8-K. The Company invited Mr. Tsambis, through his counsel, to provide a request for the specific additional disclosure which Mr. Tsambis thought to be material to investors, and the Company would endeavor to disclose all matters in an amendment to the January 29, 2014 8-K.

The Company did not receive any request for specific disclosure from counsel to Mr. Tsambis. On February 27, 2014, the Company was informed via email of a lawsuit which was intended to be filed the following day, in connection with an ex parte application for a temporary restraining order enjoining the closing of the Agreement. The Company has not been served with any documents, and did not attend the hearing. According to court records, the lawsuit, styled Zachary Tsambis vs. Exobox Technologies Corp., Shaun Irvine, Jacob P. Cukjati III and Lori Cukjati, case number 2014-10471, was filed on February 28, 2014.  The proceeding purports to be a direct and shareholder derivative action and seeks to enjoin the closing of the Agreement. The Company has not been served with any temporary restraining order or any further documents.

The complaint in the matter accuses the defendants of self dealing, breaches of their fiduciary duties, wrongful enrichment and dilution, wrongful deprivation of legitimate shareholder interests, improper dividends, abuse of control, gross mismanagement, breach of contract, fraud, statutory fraud, negligent misrepresentation, unjust enrichment, conspiracy, minority shareholder oppression, and also seeks for a declaratory judgment with respect to certain corporate actions.

The Company has not undertaken an exhaustive review of the complaint, but believes it is completely without merit and in large part fails to state cognizable causes of action. PBX Partners, Inc. notified the Company on March 11, 2014 that it is unwilling to close on the Agreement while this litigation is pending, and has rescinded the Agreement. Therefore, the proposed transaction will not go forward and the Company is evaluating its course of action at this time.

Item 1.02

Termination of a Material Definitive Agreement.

See disclosure in Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets

See disclosure in Item 1.01.

Item 3.02. Unregistered Sales of Equity Securities.

On January 29, 2014, and in consideration of approximately $50,000 in cash, the Company issued 5,000 shares of Series D Convertible Preferred Stock to its sole officer and director, Shaun Irvine. On the Closing, we will issue 40,000,000 shares of Common Stock of the Company to shareholders of PDX Partners, Inc. and its designees,  We will also  issue 20,000,000 shares of common stock  for conversion of debt to less than ten persons.  The issuance of shares was and will be exempt under Section 4(2) of the Securities Act as a transaction not involving any public offering or solicitation and also exempt under Section 4(6) as an offering solely to accredited persons.

Item 5.01  Changes In Control of the Registrant

See disclosure in Item 1.01.

Item 8.01 Other Events.

A 1-for 2000 reverse stock split was declared by the Board of Directors on January 29, 2014. See disclosure in Item 1.01. The Company does not intend at this time to act in furtherance of the stock split.

Item 9.01 Financial Statement and Exhibits.

(a)  Financial Statements of Business Acquired.

See disclosure in Item 1.01.

(b)  Pro Forma Financial Information.

 See disclosure in Item 1.01.

 (c)  Shell Company Transactions.

Not applicable.

(d)  Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization between the Company and PDX Partners, Inc. dated January 29, 2014. Filed with original 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Shaun Irvine

Shaun Irvine, Chief Executive Officer

Dated: March 12, 2014